EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF

FEBRUARY 3, 2005

BY AND BETWEEN

GENERAL DYNAMICS OTS (AEROSPACE), INC.

AND

ASTRONICS ACQUISITION CORP.

TABLE OF CONTENTS

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EXHIBITS:

Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Assignment of Patents
Exhibit C	Assignment of Trademarks
Exhibit D	Assignment and Assumption of Leases
Exhibit E	Transition Services Agreement
Exhibit F	Associate Contractor Agreement

DISCLOSURE SCHEDULES:

Schedule 1.1	Seller's Knowledge
Schedule 2.2(a)(v)	Intellectual Property
Schedule 2.2(a)(ix)	Prepaid Expenses
Schedule 2.2(b)	Excluded Assets
Schedule 4.3	Noncontravention; Consents
Schedule 4.4	Financial Statements
Schedule 4.5	Accounts Receivable
Schedule 4.6	Absence of Certain Changes or Events Subsequent to Balance Sheet
Schedule 4.7	Tax Matters
Schedule 4.8	Material Contracts
Schedule 4.9	Government Contracts
Schedule 4.10	Title to and Sufficiency of Purchased Assets
Schedule 4.11	Leased Real Property
Schedule 4.12	Permits
Schedule 4.13	Intellectual Property
Schedule 4.14	Litigation
Schedule 4.15	Employees and Employee Benefits
Schedule 4.16	Environmental Matters
Schedule 4.17	Legal Compliance
Schedule 4.18	Affiliate Transactions
Schedule 4.19	Brokers' Fees
Schedule 4.20	Suppliers; Customers
Schedule 4.21	Product Warranty
Schedule 4.22	Export Control Regulations
Schedule 7.1	Employees

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ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of February 3, 2005 is made by and between General Dynamics OTS (Aerospace), Inc., a Washington corporation (the "Seller"), and Astronics Acquisition Corp., a Washington corporation (the "Buyer").

        WHEREAS, the Seller's business located at its facility in Redmond, Washington, is engaged directly in the design, manufacture, sale, distribution and service of products for (i) power generation, distribution and control for airborne applications (known as the Seller's "Airborne Power and Control" or "APC" business) and (ii) aircraft cabin power and in-flight applications (known as the Seller's "Cabin Electronics" or "CE" business) (the "Business").

        WHEREAS, this Agreement contemplates a transaction in which the Buyer will acquire substantially all of the assets of the Business and assume substantially all of the liabilities of the Business on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

        "Affiliates" has the meaning set forth in Rule l2b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Agreement" has the meaning set forth in the Preamble.

        "Allocation Statement" has the meaning set forth in Section 3.3(a).

        "Ancillary Documents" means the Bill of Sale and Assignment and Assumption Agreement, the Assignment of Patents, the Assignment of Trademarks, the Assignment and Assumption of Leases, the Transition Services Agreement, the Confidentiality Agreement, the Letter Agreement and each certificate and other document to be delivered pursuant to Article VIII.

        "Apportioned Obligations" means any Tax relating to any Purchased Asset (including any additional Tax determined subsequent to the Closing Date), and all rents, utilities, and other periodic charges with respect to the Leased Real Property, that are due or become due without acceleration for any Straddle Period.

        "Arbiter" has the meaning set forth in Section 3.4(c).

        "Assignment of Patents" has the meaning set forth in Section 8.1(b).

        "Assignment and Assumption of Leases" has the meaning set forth in Section 8.1(d).

        "Assignment of Trademarks" has the meaning set forth in Section 8.1(c).

        "Associate Contractor Agreement" has the meaning set forth in Section 8.1(g).

        "Assumed Liabilities" has the meaning set forth in Section 2.3(a).

        "Balance Sheet" has the meaning set forth in Section 4.4(a).

        "Basket Amount" has the meaning set forth in Section 9.2(b).

        "Bill of Sale and Assignment and Assumption Agreement" has the meaning set forth in Section 8.1(a).

        "Books and Records" means all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, drawings, advertising and promotional materials, studies, reports and other materials (in whatever form or medium) which exclusively relate to the Business.

        "Business" has the meaning set forth in the Preamble.

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Claims" has the meaning set forth in Section 9.2(a).

        "Buyer Employee Benefit Plans" has the meaning set forth in Section 7.2(a).

        "Buyer Indemnified Party" has the meaning set forth in Section 9.2(a).

        "Buyer Guarantee" has the meaning set forth in Section 5.2.

        "Buyer Guarantor" means Astronics Corporation, a New York corporation.

        "Buyer Material Adverse Effect" has the meaning set forth in Section 5.1.

        "Ceiling Amount" has the meaning set forth in Section 9.2(b).

        "Claims" has the meaning set forth in Section 9.3(a).

        "Closing Date" has the meaning set forth in Section 3.1.

        "Closing" has the meaning set forth in Section 3.1.

        "Change of Control" means any transaction or event which results in (a) the sale of at least 51% of the capital stock or other ownership interests of the Buyer to a non-Affiliate of the Buyer or (b) the sale of all or substantially all of the assets of the Business to a non-Affiliate of the Buyer.

        "COBRA" has the meaning set forth in Section 7.2(b).

        "Code" means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).

        "Competing Business" has the meaning set forth in Section 6.9(a).

        "Confidentiality Agreement" means that certain Confidentiality Agreement dated July 7, 2004, between the Buyer and Banc of America Securities LLC on behalf of the Seller.

        "Contracts" has the meaning set forth in Section 2.2(a)(iii).

        "Disclosure Schedules" means all of the disclosure schedules accompanying this Agreement.

        "Earnout" has the meaning set forth in Section 3.4(a).

        "Earnout Period" has the meaning set forth in Section 3.4(a).

        "Earnout Revenues" means, for the period commencing January 1, 2005 and ending December 31, 2005, the sales, net of returns, of the Business excluding (i) the sales, net of returns, attributable to the "Your Entertainment System" or "YES!" product line of the Business and (ii) the sales, net of returns, attributable to sales from the Business to the Seller and its Affiliates in excess of historic annual amounts.

        "Earnout Statement" has the meaning set forth in Section 3.4(b).

        "Employee Benefit Plan" has the meaning set forth in Section 4.15(b).

        "Employee Pension Benefit Plan" has the meaning set forth in Section 4.15(b).

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 4.15(b).

        "Employees" has the meaning set forth in Section 7.1.

        "Environment" means any water or water vapor, land (including land surface or subsurface), air, fish, wildlife, biota, and all other natural resources.

        "Environmental Laws" means any Law with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) the Resource Conservation and Recovery Act of 1976, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Emergency Planning and Community Right-to-Know Act and (j) the Occupational Safety and Health Act of 1970.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).

        "Excluded Assets" has the meaning set forth in Section 2.2(b).

        "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

        "Excluded Names" has the meaning set forth in Section 2.2(b)(vii).

        "Financial Statements" has the meaning set forth in Section 4.4(a).

        "Government Contract" means any Contract between the Seller and any (a) Governmental Entity or (b) third party relating to a contract between such third party and any Governmental Entity.

        "Governmental Entity" means the United States, any state or other political subdivision thereof and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States, or any political subdivision of any of the foregoing.

        "Hazardous Materials" means any wastes, substances, or materials (whether solids, liquids or gases) that are defined or listed by a Governmental Entity as hazardous, toxic, pollutants or contaminants, including substances defined as "hazardous wastes," "hazardous substances," or "toxic substances" under any Environmental Laws. "Hazardous Materials" includes, but not limited to, polychlorinated biphenyls (PCBs), asbestos, lead-based paints, and petroleum and petroleum products (including crude oil or any fraction thereof).

        "Indemnified Party" has the meaning set forth in Section 9.4(a).

        "Indemnifying Party" has the meaning set forth in Section 9.4(a).

        "Initial Purchase Price" has the meaning set forth in Section 3.2.

        "Intellectual Property" has the meaning set forth in Section 2.2(a)(v).

        "Interim Financial Statements" has the meaning set forth in Section 4.4(a).

        "Inventory" has the meaning set forth in Section 2.2(a)(ii).

        "IRS" means the Internal Revenue Service.

        "Law" means any applicable federal, state, local or foreign law, statute, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree of any Governmental Entity.

        "Leased Real Property" has the meaning set forth in Section 2.2(a)(viii).

        "Letter Agreement" has the meaning set forth in Section 8.1(i).

        "Lien" means any lien, pledge, security interest, charge, claim, restriction or other encumbrance.

        "Losses" means any losses, damages, penalties, fines, costs and expenses (including reasonable and documented attorneys' and accountants' and consultants' fees and disbursements).

        "Material Adverse Effect" means a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Business or the Purchased Assets taken as a whole; provided, however, that "Material Adverse Effect" will not include any of the following: (a) changes or effects that generally affect the industry in which the Business operates, (b) changes or effects arising out of, or attributable to, the announcement of the execution of this Agreement, the consummation of the transactions contemplated hereby or the identity of the Buyer or (c) effects due to changes in any Laws affecting the Business.

        "Material Contracts" has the meaning set forth in Section 4.8(a).

        "Novation Agreement" has the meaning set forth in Section 6.3.

        "Parties" means the Seller and the Buyer together, and "Party" means the Seller or the Buyer individually, as the case may be.

        "Permits" has the meaning set forth in Section 2.2(a)(vi).

        "Permitted Encumbrances" means any (a) mechanics', materialmens' and similar Liens with respect to amounts not yet due and payable, (b) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (c) Liens securing rental payments under capital lease arrangements, (d) Liens encumbering any of the Leased Real Property, which do not materially interfere with the use of the Leased Real Property by the Business or the ordinary course of the Business thereon and (e) such other encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        "Person" means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

        "Proceeding" means any action, arbitration, hearing, governmental investigation, litigation, lawsuit (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

        "Purchase Price" has the meaning set forth in Section 3.2.

        "Purchased Assets" has the meaning set forth in Section 2.2(a).

        "Receivables" has the meaning set forth in Section 4.5.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the Environment.

        "Review Period" has the meaning set forth in Section 3.4(c).

        "Schedule" means a schedule to this Agreement that is contained in the Disclosure Schedules and incorporated herein pursuant to Section 10.12.

        "Seller" has the meaning set forth in the Preamble.

        "Seller Claims" has the meaning set forth in Section 9.3(a).

        "Seller Employee Benefit Plan" has the meaning set forth in Section 4.15(b).

        "Seller Guarantee" has the meaning set forth in Section 4.2.

        "Seller Guarantor" means General Dynamics Ordnance and Tactical Systems, Inc., a Virginia corporation.

        "Seller Indemnified Parties" has the meaning set forth in Section 9.3(a).

        "Seller's Knowledge" means the actual knowledge of the individuals listed on Schedule 1.1.

        "Specified Consent" has the meaning set forth in Section 6.2(b).

        "Straddle Period" means any Tax year or taxable period beginning on or before the Closing Date and ending after the Closing Date.

        "Tax" or "Taxes" means a tax or taxes of any kind or nature, or however denominated, including liability for federal, state, local or foreign sales, use, transfer, registration, business and occupation, value added, excise, severance, stamp, premium, windfall profit, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any tax return relating thereto; provided, however, that "Tax" or "Taxes" will not include any income, gross receipts, franchise, estimated, alternative minimum or add-on minimum taxes.

        "Tax Returns" means, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax.

        "Third Party Claim" has the meaning set forth in Section 9.4(a).

        "Transition Services Agreement" has the meaning set forth in Section 8.1(e).

        "U.S. Government" means the federal government of the United States and any agencies, instrumentalities and departments thereof.

        "York Center Premises" means the real property and the improvements thereon formerly owned by the Seller and formerly known as 11441 Willows Road N.E., Redmond, Washington.

        Section 1.2     Construction.

        (a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

        (b) As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

        (c) Except as otherwise indicated, all references in this Agreement to "Section," "Article" and "Exhibit" are intended to refer to the Sections, Articles of, and Exhibits to, this Agreement.

        (d) As used in this Agreement, the terms "hereof," "hereunder," "herein" and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (e) Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the parties. Consequently, this Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

ARTICLE II
PURCHASE AND SALE OF ASSETS AND ASSUMPTION
OF LIABILITIES

        Section 2.1     Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Buyer hereby purchases from the Seller, and the Seller hereby sells, transfers, assigns, conveys and delivers to the Buyer, the Purchased Assets, and the Buyer hereby assumes and agrees to pay, discharge and perform when due all of the Assumed Liabilities.

        Section 2.2     Purchased and Excluded Assets.

        (a) The "Purchased Assets" are all of the right, title and interest that the Seller possesses and has the right to transfer in and to the Books and Records (provided that the Seller will be entitled to retain copies of any materials it deems reasonably necessary for its human resources, legal or other business purposes) and all of the assets that, with respect to assets that constitute or are related to Intellectual Property, are used or held for use exclusively by the Business, and with respect to all other assets, are used or held for use primarily by the Business, as it is currently operated (other than the Excluded Assets), including:

(i) all accounts and notes receivable and other such claims for money due to the Seller arising from the rendering of services or the sale of goods or materials primarily by the Business;

(ii) all raw materials, work in process, spare parts and finished goods inventories that relate primarily to the Business wherever located (collectively, the "Inventory");

(iii) all rights and interests in all contracts, agreements, purchase orders, licenses, real property leases, personal property leases, obligations, commitments, undertakings and pending bids or proposals (whether written or oral, express or implied) to which the Seller is a party related primarily to the Business (the "Contracts");

(iv) all machinery, equipment, tools, dies, test equipment, computer hardware, furniture, fixtures, leasehold improvements, supplies, vehicles, and other tangible personal property wherever located, together with any transferable manufacturer or vendor warranties related thereto, that are used or held for use primarily by the Business;

(v) to the extent used or held for use by the Seller exclusively for the Business, and in each case to the extent legally assignable, all (A) patents, patent applications, trademark registrations and applications, copyright registrations and applications and domain names solely to the extent set forth on Schedule 2.2(a)(v), (B) unregistered trademarks, unregistered trade names, computer software, unregistered copyrights, trade secrets, confidential business information (including formulas, compositions, inventions, manufacturing and production processes and techniques, technical drawings and designs, technical data, customer and supplier data, pricing and cost information) and (C) all rights in, relating to, or for use or exploitation of, "Airborne Electronic Systems" and "AES", and in each case, all associated goodwill, including all rights thereunder, remedies against infringement and rights to protection of interests therein under the Laws of all jurisdictions (collectively, the "Intellectual Property");

(vi) to the extent legally assignable, all licenses, permits, franchises, consents, authorizations, approvals, certificates of authority or orders, or any waiver of the foregoing, issued by any Governmental Entity primarily with respect to the conduct of the Business by the Seller (the "Permits");

(vii) all rights under or pursuant to warranties, representations and guarantees made by suppliers, manufacturers or contractors in connection with products or services provided primarily to the Business;

(viii) all of the Seller's right, title and interest to the leasehold interest of the Seller, as lessee, in the real property identified on Schedule 4.11 (the "Leased Real Property"); and

(ix) all prepaid expenses of the Seller relating to the Business, including deposits under any Contracts as set forth on Schedule 2.2(a)(ix).

        (b) The Purchased Assets will not include any assets other than those specifically described in Section 2.2(a) above. Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary contained in Section 2.2(a), the Seller or one of its

Affiliates will retain all of its right, title and interest in and to, and will not sell, transfer, assign, convey or deliver to the Buyer, and the Purchased Assets will not include, the following (collectively, the "Excluded Assets"):

(i) any cash or cash equivalents, including any marketable securities or certificates of deposit, or any collected funds or items in the process of collection at the Seller's financial institutions through and including the Closing Date;

(ii) any rights of the Seller or any of its Affiliates with respect to any Tax refund relating to periods ending on or prior to the Closing Date, including any ratable portion of a Tax period that includes the Closing Date (as pro-rated in the manner provided by Sections 6.5 and 6.6(d)), any Tax Returns and records, and any rights under any Tax allocation or sharing agreement;

(iii) the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to federal, state, local or foreign income, gross receipts, franchise, estimated alternative minimum or add-on taxes, and any other documents relating to the organization, maintenance and existence of the Seller as a corporation;

(iv) any property, casualty, workers' compensation or other insurance policy or related insurance services contract held by the Seller or any of its Affiliates, and any rights of the Seller or any of its Affiliates under any such insurance policy or contract;

(v) any Seller Employee Benefit Plans and corresponding assets or any rights of the Seller or any of its Affiliates in the Seller Employee Benefit Plans provided by the Seller to Employees;

(vi) any rights of the Seller or the Seller Indemnified Parties under this Agreement, any Ancillary Document or any other agreement between the Seller and the Buyer;

(vii) any rights in, relating to, or for use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin, that includes, is based on, relates to or is likely to be confused with the terms "General Dynamics," "General Dynamics OTS (Aerospace), Inc.," "Ordnance and Tactical Systems," "Advanced Information Systems," "OTS," "AIS" or "GD," or any other similar term or derivative thereof (the "Excluded Names"); and

(viii) any other assets, rights and properties owned, used or held for use by the Seller or any of its Affiliates other than those used or held for use primarily by the Business, or as otherwise identified on Schedule 2.2(b).

        Section 2.3 Assumed and Excluded Liabilities.

        (a) The "Assumed Liabilities" are all liabilities and obligations (other than to the extent such liabilities or obligations are Excluded Liabilities) relating to or arising out of the Business or the Purchased Assets (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including:

(i) all liabilities and obligations of the Seller to the extent relating to or arising out of the Business as of the Closing Date including, but not limited to, all liabilities and obligations reflected or reserved for on the Balance Sheet and any liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet, except to the extent paid or discharged since the date thereof;

(ii) all liabilities and obligations arising under or relating to the Contracts;

(iii) all liabilities and obligations to the extent arising out of or relating to services provided or products designed, manufactured, sold, serviced or repaired in connection with the Business, including all warranty and product liabilities relating thereto;

(iv) all liabilities and obligations arising out of or relating to the Employees (including the employment, compensation and termination of employment thereof) and any related employee benefits or employee benefits plans or programs as provided in Article VII hereof;

(v) all liabilities and obligations to the extent relating to the ownership or operation of the Business or any Purchased Assets, arising out of or relating to any event, transaction, condition, practice, Release or occurrence, including any liabilities resulting from violations of Environmental Laws, in connection with the generation, use, handling, presence, treatment, storage, transportation, disposal or Release of any Hazardous Materials; and

(vi) all liabilities and obligations arising after the Closing in connection with the conduct or operation of the Business or the use or ownership of the Purchased Assets.

        (b) The Buyer will not assume or become responsible for, and will not be deemed to have assumed or to have become responsible for any liabilities, debts or obligations of the Seller, whether or not related to the Business, other than as set forth in Section 2.3(a) (collectively, the "Excluded Liabilities"), and the Buyer will not be responsible for any liabilities, debts or obligations of the Seller, whether or not related to Business, relating to or arising out of any of the following (each of which will also constitute an Excluded Liability):

(i) any liability, debt or obligation to the extent arising out of or relating to any Excluded Asset;

(ii) any liability, debt or obligation of the Seller with respect to Taxes arising in connection with the Business or the Purchased Assets, or any of the Ancillary Documents, for any taxable period or ratable portion thereof ending on or prior to the Closing Date;

(iii) any liability or obligation of the Seller or its Affiliates or predecessors arising out of the ownership or operation of the Business at the York Center Premises relating to any event, transaction, condition, practice, Release or occurrence at the York Center Premises, including any liabilities resulting from violations of Environmental Laws, in connection with the generation, use, handling, presence, treatment, storage, transportation, disposal or Release of any Hazardous Materials;

(iv) any liability, debt or obligation of the Seller arising pursuant to the Letter Agreement; and

(v) any liability, debt or obligation of the Seller arising under this Agreement.

ARTICLE III
PURCHASE PRICE AND CLOSING

        Section 3.1     Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution of this Agreement at 10:00 a.m. (Eastern Time), on the date hereof (the "Closing Date"), at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, IL 60611, or at such other place as the Parties may agree.

        Section 3.2     Purchase Price. Concurrent with the execution of this Agreement, the Buyer will pay and deliver to the Seller Thirteen Million Dollars ($13,000,000) (the "Initial Purchase Price"), in cash by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Initial Purchase Price as adjusted for any Earnout pursuant to Section 3.4 will be referred to as the "Purchase Price."

        Section 3.3    Allocation of Purchase Price.

        (a) Within 180 days after the Closing Date, the Buyer will provide to the Seller copies of IRS Form 8594 and any required exhibits thereto, prepared in accordance with Section 1060 of the Code (the "Allocation Statement"), with the Buyer's proposed allocation of the Purchase Price (and all other capitalizable costs) among the Purchased Assets.

        (b) The Seller will review the Allocation Statement and, to the extent the Seller in good faith disagrees with the content of the Allocation Statement, the Seller will, within 20 days after receipt of the Allocation Statement, provide written notice to the Buyer (in a manner prescribed in Section 10.1) of such disagreement or will be deemed to have indicated its concurrence therewith. The Seller and the Buyer will attempt in good faith to resolve any such disagreement. If the Seller and the Buyer are unable to reach a good faith agreement as to the content of the Allocation Statement within 240 days after the Closing Date, the Seller and the Buyer will each use their own allocation statement consistent with their own allocation of the Purchase Price.

        (c) If the Buyer and the Seller agree on the Allocation Statement or any modification thereof, the Buyer and the Seller will report the allocation of the total consideration among the Purchased Assets in a manner consistent with such Allocation Statement or modification and will act in accordance with such Allocation Statement in the preparation and timely filing of all income tax returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, the IRS or any applicable state or local taxing authority). Each of the Buyer and the

Seller agree to promptly provide the other Party with any additional information and reasonable assistance required to complete Form 8594 or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.

        (d) The Buyer and the Seller will promptly inform one another in writing of any challenge by any taxing authority to any allocation made pursuant to this Section 3.3 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

        Section 3.4     Earnout.

        (a) Subject to the Business achieving mutually agreed upon financial results during the period from January 1, 2005 through and including December 31, 2005 (the "Earnout Period"), an additional amount of consideration in the maximum aggregate amount of $4,000,000 (the "Earnout") will become payable to the Seller and will be treated by the Parties as an adjustment to the Initial Purchase Price. The formula for calculating the Earnout, subject to the terms and conditions contained herein, is as follows:

(i) if the Earnout Revenues of the Business are $35,000,000 or greater, an Earnout in an amount equal to $4,000,000 will become due and payable to the Seller;

(ii) if the Earnout Revenues are equal to or greater than $34,000,000 but less than $35,000,000, an Earnout in an amount equal to $3,000,000 will become due and payable to the Seller;

(iii) if the Earnout Revenues are equal to or greater than $33,000,000 but less than $34,000,000, an Earnout in an amount equal to $2,000,000 will become due and payable to the Seller;

(iv) if the Earnout Revenues are equal to or greater than $32,000,000 but less than $33,000,000, an Earnout in an amount equal to $1,000,000 will become due and payable to the Seller; or

(v) if the Earnout Revenues are less than $32,000,000, no Earnout will be due and payable.

        (b) On or prior to February 15, 2006, the Buyer will prepare and deliver to the Seller a statement setting forth the sales, net of returns, of the Business for the Earnout Period, together with the adjustments thereto used in calculating the Earnout Revenues (the "Earnout Statement"). The Earnout Statement will be derived from the financial statements of the Business as of and for the year ending December 31, 2004, using accounting principles consistent with the preparation of the Financial Statements, and prepared in good faith.

        (c) For a period of 30 days following delivery of the Earnout Statement (the "Review Period"), the Buyer will permit the Seller and its representatives to have access at all reasonable times to all appropriate and relevant books, records, facilities, personnel and accountants of the Buyer reasonably necessary for the purpose of reviewing and verifying the Buyer's determination of the Earnout Statement and the Earnout. If within such 30 days, the Seller delivers written notice to the Buyer of its objection to the Buyer's determination of the Earnout

Statement or the Earnout, which notice will specify in reasonable detail the grounds for objection, the Buyer and the Seller will attempt in good faith to reach an agreement as to any matters in dispute. If the Buyer and the Seller fail to agree upon the Earnout Statement or the Earnout within 10 days after the Seller advises the Buyer of its objections, then, at the election of either Party, the matters identified in such written notice that remain in dispute will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by the Buyer and the Seller, which firm will not be the regular auditing firm of the Buyer or the Seller or any of their respective Affiliates. The Buyer and the Seller will each deliver to the other Party within two business days after submission to the Arbiter a copy of its written presentation submitted to the Arbiter setting forth such Party's determination of the Earnout Statement and the Earnout. The Buyer and the Seller will have two business days following their respective receipt of the other Party's presentation to provide a written response to the Arbiter with regard to the other Party's presentation. Promptly, but not later than 30 days after its acceptance of its appointment, the Arbiter will determine (based solely on written presentations by the Seller and the Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the final Earnout Statement and the Earnout, which report will thereupon be conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be shared equally by the Buyer and the Seller. If the Seller fails to notify the Buyer of any disputes in accordance with the aforementioned procedures, the Earnout Statement and the Earnout reflected thereon will be conclusive and binding on all Parties upon the expiration of the Review Period.

        (d) Any payment pursuant to this Section 3.4 will be made within fifteen business days following the final determination of the Earnout Statement in accordance with this Section 3.4 by wire transfer of immediately available funds to the account designated in writing by the Seller.

        (e) During the Earnout Period the Buyer will dedicate sufficient resources and funds to support the level of growth anticipated to be necessary to achieve the targeted gross revenues. Without limiting the generality of the foregoing, during the Earnout Period, Buyer will comply with the following covenants with respect to the conduct of the Business:

(i) The Buyer will use commercially reasonable efforts to manage and operate the Business, including reasonable product pricing practices, lead times and production planning;

(ii) The Buyer will account for the Business as a stand-alone operation for purposes of preparing the Earnout Statement and calculating any Earnout that may become due and payable;

(iii) The Buyer will not take or fail to take any action for the purpose of unfairly or prejudicially affecting the Seller's ability to prepare the Earnout Statements consistent with Section 3.4(b) or to achieve and receive the Earnout; and

(iv) The Buyer will not take any action or cause the Business to take any action outside of the ordinary course of business that has the effect of shifting revenues into or out of any periods in which such revenues would otherwise be recognized.

        (f) If a Change of Control occurs at any time during the Earnout Period, the maximum Earnout of $4,000,000 will become immediately due and payable to the Seller in cash at the time of the Change of Control.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller represents and warrants as of the date hereof to the Buyer as follows:

        Section 4.1     Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to carry on the Business as currently conducted and to own, lease or use, as the case may be, the Purchased Assets.

        The Seller Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia.

        Section 4.2     Authorization of Transaction. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. This Agreement constitutes, and such Ancillary Documents when executed and delivered by the Seller will constitute, a valid and legally binding obligation of the Seller (assuming that this Agreement and such Ancillary Documents constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

        The Seller Guarantor has all requisite corporate power and authority to execute, deliver and perform the Seller Guarantee (the "Seller Guarantee") attached to, and made a part of, this Agreement. The Seller Guarantee constitutes a valid and legally binding obligation of the Seller Guarantor, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

        Section 4.3     Noncontravention; Consents.

        (a) Except as set forth on Schedule 4.3, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party, the consummation by the Seller of the transactions contemplated hereby and thereby, and the execution by the Seller Guarantor of the Seller Guarantee do not: (i) violate any Law to which the Business or the Purchased Assets or the Seller Guarantor or its assets are subject; (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Seller or of the Seller Guarantor; (iii) create a breach, default, termination, cancellation or acceleration of any obligation of the Seller or the Business pursuant to any Material Contracts; or (iv) result in the creation or imposition of any Lien, other than a Permitted Encumbrance, upon the Purchased Assets, except for any of the foregoing in the case of clauses (i), (iii) and (iv), that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b) Except as set forth on Schedule 4.3 and except for the novation of Government Contracts, no notices, Permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities or third parties are required for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Documents to which it is a party, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect upon the Seller's ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Agreements.

        Section 4.4     Financial Statements.

        (a) Set forth on Schedule 4.4(a) is (i) a copy of the balance sheet of the Business as of December 31, 2004 (the "Balance Sheet") and the related statement of income for the twelve-month period then ended (collectively, the "Interim Financial Statements") and (ii) a copy of the balance sheet of the Business as of December 31, 2003 and the related statement of income for the twelve-month period then ended (together with the Interim Financial Statements, the "Financial Statements"). The Financial Statements were derived from the books and records of the Seller and present fairly in all material respects the financial position and the results of operations of the Business as of the date and for the period indicated therein.

        (b) Except as disclosed, reflected or reserved against on the Balance Sheet or as set forth on Schedule 4.4(b), the Business does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, that would be Assumed Liabilities, other than liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice, (ii) disclosed in or contemplated by this Agreement, the Disclosure Schedules or any Ancillary Document (including the Assumed Liabilities), (iii) arising from Contracts or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        Section 4.5     Accounts Receivable. Except as described on Schedule 4.5, each of the accounts, notes and other receivables and amounts owing to the Seller and included in the Purchased Assets (the "Receivables") (a) represents bona fide arm's length sales in the ordinary course of business consistent with past practice and (b) is reflected on the books and records of the Seller and (c) constitutes a valid claim of the Seller, free and clear of all Liens, other than Permitted Encumbrances. There is no material right of offset against any of the Receivables except pursuant to the terms of any Contract.

    Section 4.6     Absence of Certain Changes or Events Subsequent to Balance Sheet. Except as set forth on Schedule 4.6, between the date of the Balance Sheet and the date hereof, (a) there has not been any change in the financial position, operations or results of operations of the Business, other than any such changes in the ordinary course of business or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) the Seller has conducted the operations of the Business in the ordinary course of business, consistent with past practice, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) there has not been any sale or transfer by the Seller of any material tangible or intangible asset of the Business that would constitute a Purchased Asset except in the ordinary course of business and (d) the Seller has not made any increase in the annual compensation of or granted any bonuses payable or to become payable to any Employee of the Business whose annual compensation exceeds $100,000 for the fiscal year ending December 31, 2003, other than increases or bonuses consistent with past practice.

    Section 4.7     Tax Matters.

        (a) Except as set forth on Schedule 4.7, the Seller (or an Affiliate of the Seller) has filed all Tax Returns that it was required to file with respect to the Business within the three year period prior to the date of this Agreement, and has paid all material Taxes shown thereon as owing.

        (b) There are no Liens upon the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets, except for Permitted Encumbrances.

        (c) The Seller has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.

        (d) The transactions contemplated by this Agreement are not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of Law.

        (e) The Seller is not a Person other than a United States Person within the meaning of the Code.

        (f) Except as set forth on Schedule 4.7, there is no Proceeding pending, or, to the Seller's Knowledge, threatened in respect of any Taxes relating to the Business for which the Seller is or may become liable, nor, to the Seller's Knowledge, has any deficiency or claim for any Taxes been proposed, asserted or threatened.

        Section 4.8     Material Contracts.

        (a) Schedule 4.8 lists all Contracts as of the date of this Agreement, (i) the performance of which is expected to involve payment or receipt by the Business of consideration in excess of $100,000 in the 12-month period immediately following the Closing Date, (ii) pursuant to which the Business is committed to make a capital expenditure or to purchase a capital asset in excess of $50,000 which is not contemplated by the Seller's capital expenditure budget for the Business, (iii) which are material to the Business and to which an Affiliate of the Seller is a party, (iv) which contain a non-compete provision or similar covenant restricting the Business from competing with another Person (provided that license agreements containing field of use restrictions or other similar provisions will not be considered agreements restricting competition), (v) for the employment of any individual on a full-time, consulting, or other basis providing annual compensation in excess of $100,000, or (vi) that are joint venture, partnership or similar contracts involving a sharing of profits by the Business (collectively, the

"Material Contracts"). Except as prohibited by Law, by the terms of such Material Contract or under any confidentiality agreement, the Seller has made available to the Buyer a correct and complete copy or summary of each Material Contract.

(b) (i) Each Material Contract is a valid, binding and enforceable obligation of the Seller and, to the Seller's Knowledge, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and (ii) to the Seller's Knowledge, each Material Contract is in full force and effect. Except as prohibited by Law, by the terms of such Material Contract or under any confidentiality agreement, the Seller has delivered or made available to Buyer a correct and complete copy of each Material Contract.

        (c) Except as set forth on Schedule 4.8, (i) neither the Seller nor, to the Seller's Knowledge, any other party thereto, is in breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract and (ii) to the Seller's Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default, under such Material Contract, in each case under subsections (i) and (ii) herein, except for such breaches, defaults or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (d) Except as set forth on Schedule 4.8, the Seller has not received any written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract, and to the Seller's Knowledge, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

        Section 4.9     Government Contracts.

        (a) Except as set forth on Schedule 4.9, with respect to each Government Contract of the Business:

(i) the Seller has complied in all material respects with the terms and conditions of such Government Contract (including Laws or agreements pertaining thereto);

(ii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Seller, either in writing or, to the Seller's Knowledge, orally that the Seller has breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract;

(iii) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract;

(iv) no outstanding unresolved material cost of the Seller has been disallowed; and

(v) to the Seller's Knowledge, neither the Seller nor any Employee of the Business is under civil, administrative or criminal investigation or indictment or has information with respect to any alleged fraudulent or criminal activity involving a Government Contract.

        (b) Except as set forth on Schedule 4.9, with respect to the Business there are (i) no outstanding claims against the Seller, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and (ii) no disputes between the Seller and the U.S. Government under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Seller and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, except for claims or disputes which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (c) Since January 1, 2002, the Seller, acting through the Business, has not been debarred or suspended from participation in the award of contracts with the U.S. Government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

        (d) Except as set forth on Schedule 4.9, with respect to the Business (i) to the Seller's Knowledge, there is not pending any audit or investigation by a Governmental Entity of the Seller or the Employees with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, nor since January 1, 2002, to the Seller's Knowledge, has there been any such audit or investigation by a Governmental Entity of the Seller or the Employees that would reasonably be expected to result in a material adverse finding with respect thereto; and (ii) since January 1, 2002, the Seller has not made any voluntary disclosure to the U.S. Government or any non-U.S. government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

        Section 4.10     Title to and Sufficiency of Purchased Assets. Except as set forth on Schedule 4.10, the Seller has good title to, or has other legal rights to possess and use all of the material tangible personal property included in the Purchased Assets, free and clear of all Liens, except for Permitted Encumbrances. Except for the Excluded Assets or as set forth on Schedule 4.10, the Purchased Assets include all material tangible assets necessary to operate the Business in substantially the manner as presently operated by the Seller.

    Section 4.11     Real Property. Schedule 4.11 lists and describes in reasonable detail all of the Leased Real Property and lists all real property owned or leased by the Business since February 1, 2001. With respect to the Leased Real Property listed on Schedule 4.11, except as set forth on Schedule 4.11: (a) such lease constitutes the entire agreement to which Seller is a party with respect to the Leased Real Property leased thereunder; (b) Seller has not assigned, sublet, transferred or conveyed any interest in the leasehold; and (c) Seller is not in receipt of any notice of default with respect to such lease. Each such lease is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and no event has occurred which with notice would constitute a material breach or material default under such lease. The Seller enjoys peaceful and undisturbed possession of the Leased Real Property. To the Seller's Knowledge, there are no condemnation or eminent domain proceedings pending, contemplated or threatened against the Seller's interest in the Leased Real Property or any part thereof.

        Section 4.12     Permits. Schedule 4.12 identifies all material Permits issued to Seller in connection with the Business and currently in effect. The Seller is in compliance with all material Permits that are required by any Governmental Entity to conduct the Business as presently conducted.

        Section 4.13     Intellectual Property.

        (a) Schedule 4.13(a) identifies each patent, patent application, trademark registration and application, copyright registration and application and domain name that is owned by the Seller and is used or held for use by the Seller exclusively for the Business, and each material license, sublicense, agreement or other permission that the Seller has granted to any third party with respect to any material Intellectual Property owned by the Seller. Except as set forth on Schedule 4.13(a), the Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all of the Intellectual Property listed on Schedule 4.13(a).

        (b) With respect to each item of Intellectual Property listed on Schedule 4.13(a): (i) the Seller possesses all right, title and interest in and to the item, free and clear of any Lien (other than Permitted Encumbrances) and (ii) the item is not subject to any outstanding injunction, judgment or court order issued as a result of a court proceeding to which the Seller is a party or of which the Seller has received written notice within the past 12 months.

        (c) Except as set forth on Schedule 4.13(a), to the Seller's Knowledge, the Business does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of third parties, and the Seller has not received, within the past 12 months, any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any such claim that the Seller must license or refrain from using any intellectual property rights of any third party) which has not been resolved. Except as set forth on Schedule 4.13(a), to the Seller's Knowledge, no third party is currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property.

        (d) Except with respect to goods manufactured for, or services provided to, customers pursuant to rights granted by the respective customer, and except for commercially available off-the-shelf software, Schedule 4.13(c) identifies each material license, sublicense, agreement or other permission pursuant to which the Business uses any material item of intellectual property owned by a third party.

        Section 4.14     Litigation. Except as set forth on Schedule 4.14, there are no material Proceedings pending or, to the Seller's Knowledge, threatened, (a) against the Seller relating to the Business or the Purchased Assets or (b) that question the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Seller in connection with this Agreement or any of the Ancillary Documents.

        Section 4.15     Employees and Employee Benefits.

        (a) With respect to the Business: (i) there are no strikes, work stoppages, lockouts or material disputes pending, or to the Seller's Knowledge, threatened, that involve any Employees, nor has the Seller experienced a strike, work stoppage or lockout that involves any Employees at any time during the three (3) years immediately preceding the date of this Agreement; (ii) the Employees are not currently represented by any labor union; (iii) to the Seller's Knowledge, no union organization campaign is in progress with respect to the Employees, and no question concerning representation exists respecting such Employees; and (iv) the Seller is not a party to any collective bargaining agreements.

        (b) With respect to the Employees, since January 1, 2002, the Seller has not received written notice of any violation, fine or penalty issued by the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

        (c) For purposes of this Agreement, the term "Employee Benefit Plan" means employee pension benefit plan within the meaning of Section 3(2) of ERISA (an "Employee Pension Benefit Plan") or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (an "Employee Welfare Benefit Plan"), where no distinction is required by the context in which the term is used. Schedule 4.15 lists each Employee Benefit Plan, fringe benefit plan and other incentive compensation or bonus programs that the Seller or any of its Affiliates maintains with respect to the current or former employees of the Business or to which the Seller or any of its Affiliates contributes with respect to the current or former employees of the Business (each a "Seller Employee Benefit Plan").

        (d) Except as set forth on Schedule 4.15, the Seller does not maintain or contribute nor, to the Seller's Knowledge, has it ever maintained or contributed or been required to contribute, to any Employee Welfare Benefit Plan providing medical, health, life insurance or other welfare benefits for retired or terminated employees (current or future) of the Business, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

        (e) None of the Seller Employee Benefit Plans are multiemployer plans within the meaning of Section 3(37)(A) or ERISA.

        (f) Except as set forth on Schedule 4.15, the Seller has not terminated the employment of any employee of the Business during the ninety (90) days prior to the date of this Agreement, excluding voluntary resignation and termination based on good faith belief that there is cause for dismissal.

        (g) The Seller or an Affiliate of the Seller has complied with, and satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and all applicable regulations thereunder ("COBRA") with respect to each Seller Employee Benefit Plan that is subject to the requirements of COBRA. Each Seller Employee Benefit Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

        Section 4.16     Environmental Matters.

        (a) Except as set forth on Schedule 4.16, the Business is in compliance with all Environmental Laws in connection with the operation of the Business, except for such failures to be in compliance with such Environmental Laws that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b) Except as set forth on Schedule 4.16, no written notices of any material violation under any Environmental Law relating to the operations of the Business have been received by the Seller since January 1, 2002.

        (c) There are no Liens (other than Permitted Encumbrances) on the Purchased Assets based upon any Environmental Law or for costs incurred in response to any Releases of any Hazardous Materials from Seller's operation of the Business.

        Section 4.17     Legal Compliance. Except as set forth on Schedule 4.17, since January 1, 2002, (a) the Seller, in connection with the conduct of the Business and the use of the Purchased Assets, has complied in all material respects with all Laws, (b) the Purchased Assets are in compliance and have complied in all material respects with all Laws and (c) no material action, proceeding, investigation, complaint, demand or notice has been filed or commenced or, to the Seller's Knowledge, threatened, against the Seller alleging any failure to so comply.

        Section 4.18 Affiliate Transactions. Except as set forth on Schedule 4.18, no Affiliate of the Seller is presently a party to any Material Contract or material transaction relating to the Business, including any Contract for any loans, advances, the employment of, furnishing of services by, rental of its assets from or to, or otherwise requiring payments to or from, any such Person. Except as set forth in Schedule 4.18 and other than in the ordinary course of business, there is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from the Seller to any Affiliate of from any Affiliate to the Seller, in each case in connection with the Seller's conduct of the Business.

        Section 4.19     Brokers' Fees. Except as set forth on Schedule 4.19, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 4.20     Suppliers; Customers. Schedule 4.20 sets forth a list of each of (a) the five (5) largest suppliers and (b) the five (5) largest customers of the Business taken as a whole based on purchases and revenues, respectively, for the 10 months ended October 31, 2004.

        Section 4.21     Product Warranty. Except as provided pursuant to the terms and conditions of any Contract (including purchase orders issued in connection with any Contracts), the annual spare parts catalog issued by the Business or applicable federal acquisition laws, rules and regulations, the Seller does not provide any warranties in connection with products sold by the Business. Except as set forth on Schedule 4.21, to the Seller's Knowledge, since January 1, 2002, there have been no material defects in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller in connection with the Business.

        Section 4.22     Export Control Regulations. Except as set forth on Schedule 4.22, since January 1, 2002, the Seller has not made any voluntary written disclosures in connection with the Business that are currently open for submission to the United States Government with respect to import and export matters.

    Section 4.23     LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED. EXCEPT TO THE EXTENT SPECIFICALLY

SET FORTH IN THIS ARTICLE IV, THE SELLER IS SELLING, ASSIGNING AND TRANSFERRING THE PURCHASED ASSETS TO THE BUYER ON AN "AS-IS, WHERE-IS" BASIS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

        The Buyer represents and warrants as of the date hereof to the Seller as follows:

        Section 5.1     Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer's ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which it is a party (a "Buyer Material Adverse Effect"). The Buyer has all requisite power and authority to carry on its business as currently conducted.

        The Buyer Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

        Section 5.2     Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Documents when executed and delivered by the Buyer constitutes, a valid and legally binding obligation of the Buyer (assuming that this Agreement and such Ancillary Documents will constitute valid and legally binding obligations of the other parties thereto), enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

        The Buyer Guarantor has all requisite corporate power and authority to execute, deliver and perform the Guarantee (the "Buyer Guarantee") attached to, and made a part of, this Agreement. The Buyer Guarantee constitutes a valid and legally binding obligation of the Buyer Guarantor, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

        Section 5.3     Noncontravention; Consents.

        (a) The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party, the consummation by the Buyer of the transactions contemplated hereby and thereby, and the execution by the Buyer Guarantor of the Buyer Guarantee do not: (i) violate any Law to which the Buyer or the Buyer Guarantor or their assets are subject, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Buyer or of the Buyer Guarantor, or (iii) create a breach, default, termination, cancellation or acceleration of any obligation under any contract, agreement or binding commitment to which the Buyer or the Buyer Guarantor is a party or by which the Buyer or the Buyer Guarantor or any of their assets or properties are bound or subject, except for any of the foregoing in the case of clauses (i) and (iii), that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        (b) Except for the novation of Government Contracts, no notices, Permits, consents, approvals, authorizations, qualifications or orders of Governmental Entities or third parties are required for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Documents, other than such of the foregoing that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        Section 5.4     Litigation. There are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or, to the Buyer's knowledge, threatened, that question the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by the Buyer in connection with this Agreement or any of the Ancillary Documents, other than such of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

        Section 5.5     Brokers' Fees. Except for the fees and disbursements due and owing by the Buyer to Roger Williams and Company, which will be paid in full by the Buyer and will not become a liability or obligation of the Seller, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        Section 5.6     LIMITATION ON THE SELLER'S WARRANTIES. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV, THE SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE BUSINESS OR OTHERWISE, OR WITH RESPECT TO ANY INFORMATION PROVIDED TO THE BUYER, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE, AND THE BUYER IS PURCHASING THE PURCHASED ASSETS ON AN "AS-IS, WHERE-IS" BASIS.

ARTICLE VI
COVENANTS

        The Buyer and the Seller agree to the following with respect to the period following the Closing:

        Section 6.1     General. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).

        Section 6.2    Post-Closing Consents; Nonassignable Contracts. Subject to Section 6.3 below:

        (a) From and after the date hereof, each of the Parties will use commercially reasonable efforts to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date that are required in connection with the authorization, execution and delivery of this Agreement and the consummation or the transactions contemplated by this Agreement, provided that neither the Seller nor the Buyer will be required to make any expenditures or incur any liability in connection with such activities. The Seller's obligation pursuant to this Section 6.3(a) will extend for a reasonable period of time not to exceed 60 days.

        (b) Notwithstanding anything to the contrary, to the extent that any Contract is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent of a third party, and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the Contract or any Law (each a "Specified Consent"), nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

        (c) In the event that any such Specified Consent is not obtained on or prior to the Closing Date, the Seller will use commercially reasonable efforts to (i) provide to the Buyer the benefits of the applicable Contract, at the Buyer's expense, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iii) enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Contract; provided that the Seller will not be required to make any expenditures or incur any liability in connection with any such activities described in clauses (i) through (iii) above.

        (d) To the extent that the Buyer is provided the benefits of any Contract referred to in Section 6.2(c), the Buyer will perform the obligations arising under such Contract for the benefit of the Seller and the other party or parties thereto, except for any obligation under such Contract that constitutes an Excluded Liability.

        (e) Once a Specified Consent is obtained, (i) the applicable Contract will be deemed to have been automatically transferred to the Buyer on the terms set forth in this Agreement, (ii) the obligations pursuant to the applicable Contract will be deemed to be Assumed Liabilities, and (iii) the rights pursuant to the applicable Contract will be deemed to be a Purchased Asset.

        (f) The Buyer agrees that the Seller will not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract as a result thereof. Notwithstanding anything to the contrary contained herein, the Buyer further agrees that no representation, warranty, covenant or agreement of the Seller contained herein will be breached or deemed breached, and no condition of the Buyer will be deemed not to be satisfied, as a result, directly or indirectly, of the failure to obtain any consent.

        Section 6.3 Novation of Government Contracts. Notwithstanding Section 6.2 above:

        (a) Following the Closing, the Buyer will, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, promptly submit in writing to each responsible contracting officer a request of the U.S. Government or Governmental Entity, as the case may be, to (i) recognize the Buyer as the successor in interest to all of the Government Contracts and (ii) if required enter into a novation agreement (the "Novation Agreement") in substantially the form contemplated by such regulations. The Buyer and the Seller will each use commercially reasonable efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement with regard to the Government Contracts, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. The Seller and the Buyer will each use commercially reasonable efforts to provide all reasonable information and take all other actions reasonably necessary to execute and consummate such Novation Agreement.

        (b) In the event that the U.S. Government declines to enter into a Novation Agreement in accordance with, and to the extent required by, Federal Acquisition Regulation, Part 42, Subpart 42.12 recognizing the transfer of the Government Contracts to the Buyer, or until such time as the U.S. Government recognizes such transfer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof.

        (c) Until such time as the U.S. Government recognizes the transfer of the rights and obligations under a Government Contract to the Buyer, in accordance with, and to the extent required by, the Federal Acquisition Regulation Part 42, Subpart 42.12, the Seller hereby subcontracts with the Buyer to perform for and in the place of the Seller any and all operations and provide any and all goods equipment, services and other performance obligations under the Government Contracts as of the Closing Date, pursuant to each of their respective terms and conditions, including any and all amendments, options, modifications, purchase orders issued thereunder and such other terms and conditions as may have been duly incorporated in the Government Contracts; provided that the Seller does not subcontract to the Buyer any Government Contract for which novation is not required. The Buyer agrees to perform and discharge each Government Contract in a timely manner and in accordance with Law and with all of the terms of such Government Contract. In the event that the U.S. Government declines to provide any required consent to such subcontract, or that such subcontract would otherwise constitute a violation or breach of the Government Contract or any Law, the Seller will use its commercially reasonable efforts to (i) provide to the Buyer, at the Buyer's expense, the benefits of the applicable Government Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iii) enforce at the request and expense of the Buyer for its account, any rights of the Seller arising from any such Government Contract (including the right to elect to terminate such Government Contract in accordance with the terms thereof upon the request of the Buyer).

        Section 6.4     Litigation Support. In the event and for so long as either Party is actively contesting or defending against any third party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the other Party will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless such contesting or defending Party is entitled to indemnification therefor under Article IX in which case, the costs and expense will be borne by the Parties as set forth in Article IX).

        Section 6.5     Pro-rations. The Parties agree that any Apportioned Obligations, and any refund, rebate or similar payment received by the Seller or the Buyer for any Taxes that are Apportioned Obligations, will be apportioned between the Seller and the Buyer based upon the number of days in the applicable Straddle Period falling on or before the Closing Date and the number of days in the applicable Straddle Period falling after the Closing Date. The Seller will be responsible for the amount apportioned to days on or before the Closing Date and the Buyer will be responsible for the amount apportioned to days after the Closing Date. The Seller will pay Apportioned Obligations that are due and payable on or prior to the Closing Date, and bill the Buyer for any part of that amount apportioned to the Buyer. The Buyer will pay Apportioned Obligations that are due and payable after the Closing Date and bill the Seller for any part of that amount apportioned to the Seller. Notwithstanding any other provision contained in this Agreement (including the limitations set forth in Sections 9.2 or 9.3), any obligation arising out of this Section 6.5 will not be considered a Loss, subject to any limits of minimum or maximum amounts, measurement of aggregate amount of Losses or any limit of time.

        Section 6.6     Agreements Regarding Tax Matters.

        (a) The Seller will prepare and timely file all Tax Returns in respect of the Purchased Assets for all Tax periods ending on or prior to the Closing Date. The Buyer will prepare and timely file all other Tax Returns that are required to be filed in respect of the Purchased Assets.

        (b) The Seller and the Buyer will provide each other with such assistance and information relating to the Business and the Purchased Assets as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other Proceeding by any taxing authority, whether conducted in a judicial or administrative forum, and will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit, examination or any other proceeding. Without limiting the generality of the foregoing, each of the Buyer and the Seller will retain, for six years after the Closing, copies of all Tax Returns, supporting work schedules and other records relating to the Business and the Purchased Assets for taxable periods, or ratable portions of any taxable periods, ending prior to or including the Closing Date.

        (c) The Seller will exercise exclusive control over the handling, disposition and settlement of any inquiry, examination, or Proceeding by a Governmental Entity that could result in a determination with respect to Taxes due or payable by the Buyer for which the Seller may be liable or against which the Seller may be required to indemnify the Buyer. The Buyer will notify the Seller or its Affiliates in writing promptly upon learning of any such inquiry, examination or Proceeding. The Buyer will cooperate with the Seller, as the Seller may reasonably request, in any such inquiry, examination or Proceeding. The Buyer will not extend the statute of limitations for any Tax for which the Seller may be required to indemnify the Buyer without the Seller's prior written consent.

        (d) If the Buyer receives a refund with respect to Taxes for which the Seller is wholly or partially responsible under Section 2.3(b)(ii) hereof, the Buyer will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Seller. If the Seller receives a refund with respect to Taxes for which the Buyer is wholly or partially responsible under Section 2.3(a)(vi) hereof, the Seller will pay, within 30 days following the receipt of such Tax refund, the amount of such Tax refund attributable to the Buyer.

        (e) Neither Party will agree to settle any Tax liability or compromise any claim with respect to Taxes relating to the business of the Business, which settlement or compromise may affect the liability for Taxes hereunder (or right to Tax benefit) of the other Party, without the other Party's consent, which consent will not be unreasonably withheld or delayed.

        (f) The Buyer will pay all Taxes that are required to be paid in respect of any transfer, sales, use, recording, value-added or similar Taxes that may be imposed by reason of the sale, assignment, transfer and delivery of the Purchased Assets. The Buyer will timely file all Tax Returns required to be filed in connection with the payment of such Taxes.

        (g) The Buyer and the Seller acknowledge and agree that the Buyer constitutes a "successor employer" within the meaning of Code Section 3121(a)(1) and Code Section 3306(b)(1) and the regulations thereunder. Accordingly, the Buyer agrees to treat all wages paid to the Employees as paid by a successor employer for all federal and state income tax and employment Tax purposes.

        Section 6.7     Records and Documents. Without limiting the effect of Section 6.6(a), the Parties will preserve and keep all books and records relating to the Business or the Purchased Assets for a period of six years following the Closing Date. After such six-year period, a Party will provide at least 60 days prior written notice to the other Party of its intent to dispose of any such books and records, and such other Party will be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may select. During such six-year period, duly authorized representatives of a Party will, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Party.

        Section 6.8     Intellectual Property; Use of Excluded Names.

        (a) From and after the Closing, in the event the Seller discovers that it or any of its Affiliates used at any time prior to Closing any item of Intellectual Property which was transferred with the Purchased Assets to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and the use of such item of Intellectual Property was inadvertently or mistakenly not licensed back to the Seller or such Affiliate(s) in connection therewith, the Buyer will cooperate with the Seller or such Affiliate(s) to execute and deliver an unrestricted, perpetual, royalty-free sublicensable license sufficient to provide the Seller or such Affiliate(s) with the unrestricted right to use each such item of Intellectual Property subject to the restrictions contained in Section 6.9.

        (b) Except as otherwise expressly provided in this Section 6.8, no interest in or right to use the Excluded Names is being assigned, transferred or otherwise conveyed to the Buyer pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than 60 days after the Closing Date, the Buyer will stop using the Excluded Names in any form including by removing, permanently obliterating or covering all Excluded Names that appear on any Purchased Asset or Assumed Liability, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. Without limiting the foregoing, in no event will the Buyer use or display any Excluded Name in any way (i) other than in the same manner used by the Business immediately prior to the Closing Date, (ii) in connection with products or services not conforming to the same standard of quality that existed prior to the Closing Date, or (iii) that could detract from or impair the goodwill associated with such Excluded Names. Neither the Buyer nor any of its Affiliates will use any Excluded Name, trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that is likely to cause confusion with any of the Excluded Names or be associated with the Seller or any of its Affiliates after the Closing Date, except as expressly permitted pursuant to this Section 6.8.

        Section 6.9     Non-Competition; Non-Solicitation.

        (a) The Seller agrees that, for a period commencing on the Closing Date and terminating two (2) years after the Closing Date, it will not directly, or indirectly through any of its Affiliates, engage in any Competing Business anywhere in the United States. For purposes of this Agreement, "Competing Business" means the business of the Business as conducted by the Seller immediately prior to the Closing Date.

        (b) Notwithstanding the provisions of Section 6.9(a), (i) no Affiliate of the Seller will be prohibited from engaging in any business currently conducted or proposed to be conducted by such Affiliate or any natural extensions thereof, (ii) the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by the Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in the Competing Business, and the continuation of such Competing Business following such acquisition, will not be prohibited hereunder if the portion of the revenues of such Person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that are attributable to the Competing Business by such Person and its subsidiaries account for less than thirty-five percent (35%) of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year and (iii) the acquisition of the stock, business or assets of the Seller and/or any of its Affiliates (by asset purchase, stock purchase, merger, consolidation or otherwise) by any Person who is not a current Affiliate of the Seller will not be prohibited hereunder.

        (c) Nothing in this Section 6.9 will restrict or prevent the Seller or any of its Affiliates from maintaining or undertaking passive investments in any Person primarily engaged in the Competing Business so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding debt or equity securities of any such Person.

        (d) For a period commencing on the Closing Date and terminating two years after the Closing Date, neither Party nor any of their Affiliates will, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any Person who is employed by the other Party as of the date of this Agreement or engaged by such Party during the operation of this provision. For the avoidance of doubt, an employee will not be deemed to have been solicited for employment solely as a result of a general public advertisement or other such general solicitation of employment.

        Section 6.10     Remittance of Receivables. After the Closing Date, any payment received by the Seller in respect of the Receivables shall be remitted to the Buyer as soon as reasonably practicable after the Seller's receipt of such payment.

ARTICLE VII
EMPLOYEE MATTERS

        Section 7.1     Employment. The Buyer will offer to employ each of the employees of the Business listed on Schedule 7.1 immediately prior to the Closing Date (the "Employees"), in the same or substantially comparable position with the Buyer as provided by the Seller as of the Closing Date. For a period ending no earlier December 31, 2005, such Employees accepting the offer of employment with the Buyer will receive substantially comparable aggregate compensation while they remain employees of the Buyer. Notwithstanding the foregoing, nothing in this Agreement will, after the Closing Date, impose on the Buyer any obligation to retain any Employee in its employment.

        Section 7.2     Employee Benefit Matters.

        (a) As of the Closing Date, the Employees will cease participation in all Seller Employee Benefit Plans and fringe benefit programs. Effective as of the Closing Date and continuing for a period ending no earlier than December 31, 2005, the Buyer will provide to the Employees through Employee Benefit Plans provided by the Buyer to its employees (collectively, "Buyer Employee Benefit Plans") and fringe benefit programs (including, as applicable, sick pay, incentive compensation or bonus programs, vacation pay and tuition reimbursement programs), employee benefits which are, in the aggregate, substantially comparable to the employee benefits provided to the Employees under Seller Employee Benefit Plans and fringe benefit programs as of the Closing Date.

        (b) In accordance with Treasury Regulation Section 54.4980B-9 Q&A-7, as of the Closing Date, the Buyer will assume all liability for providing and administering all required notices and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to all Employees of the Business. The Seller will have no COBRA liability or obligations to such Employees after the Closing Date. In addition to the foregoing, the Buyer will assume all accrued vacation liabilities for paid time off, short-term disability and other vacation and sick leave of the Employees as of the Closing Date.

        (c) Effective as of the Closing Date and continuing for a period ending no earlier than December 31, 2005, the Buyer will provide each Employee with severance benefits that are substantially comparable to the severance benefits provided to each such Employee as of the Closing Date.

        (d) Solely for purposes of eligibility and vesting under the Buyer Employee Benefit Plans and any severance plan or policy of the Buyer, the Buyer will cause each Employee to be credited with his or her years of service with the Seller (and any of its Affiliates or any predecessor entities thereof) before the Closing Date, to the same extent as such Employee was entitled, as of the Closing Date, to credit for such service under any similar Seller Employee Benefit Plan or severance plan or policy of the Seller.

        (e) The Buyer will provide post-retirement medical and life insurance benefits with respect to all Employees of the Business and their eligible dependents and will be responsible for all liabilities with respect to such benefits whether accrued before, on or after the Closing Date. As of the Closing Date and continuing for a period ending no earlier than December 31, 2005, the Buyer will continue such post-retirement and life insurance benefits at the benefit levels in effect on the Closing Date.

        (f) Following the Closing Date, the Buyer will (i) waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by the Buyer in which Employees and their eligible dependents participate and (ii) provide each Employee with credit for any co-payments and deductibles incurred by any of them prior to the Closing Date in order to satisfy any applicable deductible or out-of-pocket requirements under any Employee Welfare Benefit Plans in which any of the Employees participate after the Closing Date.

        (g) As of the Closing Date and subject to Revenue Ruling 2002-32, the Seller will cause the portion of its flexible reimbursement plan applicable to the Employees to be segregated into a separate component and all account balances and salary reduction elections of such Employees in the Seller's flexible reimbursement plan will be transferred to a flexible reimbursement plan that the Buyer will cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

        Section 7.3     Defined Contribution Plans. As of the Closing Date, with respect to any Employee Pension Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and is maintained by or for the benefit of any of the Employees, the Employees will cease to participate in such defined contribution plan. Within 60 days of the Closing Date, each Employee will be permitted to elect a distribution of his or her account balance in the Seller's defined contribution plan and will be permitted to roll over his or her account balances in the Seller's defined contribution plan (or any portion thereof) to the Buyer's defined contribution plan, including the ability to rollover any existing loans under such Seller plan for 90 days after the Closing Date.

        Section 7.4     Compliance with WARN. With respect to the Employees, the Buyer will have full responsibility under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff. For these purposes, a plant closing or a mass layoff will be deemed to have been caused by the Buyer if such plant closing or mass layoff would not have occurred but for the Buyer's failure to employ the Employees in accordance with the terms of this Agreement and/or the Buyer's failure to employ Employees thereafter.

ARTICLE VIII
CLOSING DELIVERIES

        Section 8.1     Closing Deliveries of the Seller. At the Closing the Seller will deliver to the Buyer:

        (a) a duly executed counterpart of the bill of sale and assignment and assumption agreement in substantially the form attached as Exhibit A (the "Bill of Sale and Assignment and Assumption Agreement");

        (b) a duly executed counterpart of the assignment of patents in substantially the form attached as Exhibit B (the "Assignment of Patents");

        (c) a duly executed counterpart of the assignment of trademarks in substantially the form attached as Exhibit C (the "Assignment of Trademarks");

        (d) a duly executed counterpart of the assignment of lease for each of the real property leases identified in Schedule 4.11 in substantially the form attached as Exhibit D (the "Assignment and Assumption of Leases");

        (e) a duly executed counterpart of the transition services agreement in substantially the form attached as Exhibit E (the "Transition Services Agreement");

        (f) a duly executed counterpart of the associate contractor agreement in substantially the form attached as Exhibit F (the "Associate Contractor Agreement").

        (g) a certificate of good standing of the Seller from the Secretary of State of the State of Washington dated no earlier than ten (10) days prior to the Closing Date;

        (h) a certificate executed as of the Closing Date by an executive officer of the Seller certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Seller's Board of Directors and sole shareholder authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

        (i) a duly executed counterpart of the side letter agreement relating to indemnification for certain liabilities (the "Letter Agreement");

        (j) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel may reasonably request to vest in the Buyer all of the Seller's right, title and interest in and to the Purchased Assets; and

        (k) all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

        Section 8.2     Closing Deliveries of the Buyer. At the Closing the Buyer will deliver to the Seller:

        (a) the Purchase Price in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller;

        (b) a duly executed counterpart of the Bill of Sale and Assignment and Assumption Agreement and such other instruments of assumption as the Seller and its counsel may reasonably request;

        (c) a duly executed counterpart of the Assignment of Patents;

        (d) a duly executed counterpart of the Assignment of Trademarks;

        (e) duly executed counterparts of each Assignment and Assumption of Leases;

        (f) a duly executed counterpart of the Transition Services Agreement;

        (g) a duly executed counterpart of the Associate Contractor Agreement.

        (h) a certificate of good standing of the Buyer from the Secretary of State of the State of Washington dated as of a date not earlier than ten (10) days prior to Closing;

        (i) a certificate, dated as of the Closing Date, signed by the Secretary of the Buyer certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors and shareholders of the Buyer that authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

        (j) a duly executed counterpart of the Letter Agreement; and

        (k) all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

ARTICLE IX
REMEDIES

        Section 9.1     Survival. The representations and warranties of the Parties contained in this Agreement and in the Ancillary Documents will survive until the first anniversary of the Closing Date except that the representations and warranties (a) set forth in Section 4.16 and in the first sentence of Section 4.10 will survive until the third anniversary of the Closing Date, (b) set forth in Section 4.7 will survive until the expiration of the applicable statute of limitations, and (c) set forth in Section 4.2 and Section 5.2 will survive the Closing Date indefinitely. The covenants or agreements of the Parties contained in this Agreement and the Ancillary Documents will survive the Closing indefinitely, except that those covenants and agreements which by their terms are to be performed or observed for shorter periods will survive until the expiration of such shorter period. Notwithstanding anything to the contrary, no claim may be made with respect to any representations or warranties under this Agreement or any Ancillary Document after the expiration of the applicable survival period set forth in this Section 9.1.

        Section 9.2     Indemnification by the Seller.

        (a) Subject to the terms and conditions of this Article IX, the Seller agrees to reimburse, indemnify and hold harmless the Buyer, its directors, officers, employees, agents, representatives and its present and future Affiliates (each, a "Buyer Indemnified Party") from, against and in respect of any and all Losses incurred by a Buyer Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively, "Buyer Claims"):

(i) prior to their expiration in accordance with Section 9.1, any inaccuracy of any representation or the breach of any warranty made by the Seller in this Agreement or contained in any Ancillary Document;

(ii) the non-fulfillment of any covenant or agreement of the Seller pursuant to this Agreement or any Ancillary Document (other than with respect to the Excluded Liabilities); and

(iii) any of the Excluded Liabilities.

        (b) Notwithstanding Section 9.2(a), the obligations of the Seller pursuant to Section 9.2(a)(i) will: (i) not apply to any Buyer Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Buyer Indemnified Parties exceeds $130,000 (the "Basket Amount"); and (ii) be limited to, and will not exceed, the aggregate amount of $2,500,000 (the "Ceiling Amount").

        Section 9.3     Indemnification by the Buyer.

        (a) Subject to the terms and conditions of this Article IX, the Buyer agrees to reimburse, indemnify and hold harmless the Seller, its directors, officers, employees, agents, representatives and its present and future Affiliates (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses incurred by a Seller Indemnified Party resulting from, or that exist or arise due to, any of the following (collectively "Seller Claims," and together with Buyer Claims, the "Claims"):

(i) prior to their expiration in accordance with Section 9.1, any inaccuracy of any representation or the breach of any warranty made by the Buyer in this Agreement or in any Ancillary Document;

(ii) the non-fulfillment of any covenant or agreement of the Buyer pursuant to this Agreement or any Ancillary Document (other than with respect to the Assumed Liabilities); and

(iii) any of the Assumed Liabilities.

        (b) Notwithstanding Section 9.3(a), the obligations of the Buyer pursuant to Section 9.3(a)(i) will: (i) not apply to any Seller Claims until, and then only to the extent that, the aggregate amount of all Losses incurred by all Seller Indemnified Parties exceeds the Basket Amount; and (ii) be limited to, and will not exceed, the Ceiling Amount.

        Section 9.4     Procedures for Indemnification.

        (a) No party hereto will be liable for any Claim for indemnification under this Article IX unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party") prior to the expiration of the applicable survival period, if any, set forth in Section 9.1. If any third party notifies the Indemnified Party with respect to any matter which may give rise to a Claim for indemnification (a "Third Party Claim") against the Indemnifying Party under this Article IX, then the Indemnified Party will notify the Indemnifying Party promptly thereof in writing and in any event within 15 days after receiving notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 9.4 will describe with reasonable specificity the Third Party Claim and the basis of the Indemnified Party's Claim for indemnification. Once the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice, provided, however, the Indemnified Party may participate (but not control) such defense and after notice of its election to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim, other than reasonable costs of investigation, unless the Indemnifying Party does not actually assume the defense thereof following notice of such election. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the limitations on the Indemnifying Party's obligations to indemnify otherwise set forth in this Article IX and to the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof).

        (b) Neither the Indemnified Party nor the Indemnifying Party will consent to the entry or any judgment or enter into any settlement of any Third Party Claim that might give rise to liability of the other Party under this Article IX without such Party's consent, which will not be unreasonably withheld or delayed. If the Indemnifying Party elects to settle any such Third Party Claim, and the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party will be limited to the amount offered by the Indemnifying Party in compromise or settlement.

        Section 9.5     Certain Limitations.

        (a) An Indemnifying Party will not be liable under this Article IX in respect of a Claim for incidental, special, punitive or consequential damages of any kind, including consequential damages resulting from business interruption or lost profits.

        (b) The obligations of the Indemnifying Party to provide indemnification under this Article IX will be terminated, modified or abated as appropriate to the extent that the underlying Claim is based, in whole or in part, on the negligence, bad faith or willful misconduct of the Indemnified Party occurring after the Closing Date.

        Section 9.6     Certain Benefits. The amount of any indemnification payable under this Article IX will be net of (a) any Tax benefits that the Indemnified Party receives or is entitled to by reason of the Claim giving rise to the indemnification payment and (b) the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policies of insurance covering the Loss giving rise to the Claim. The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a Claim under this Article IX, the Indemnified Party receives payment in respect of the Loss underlying such Claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.

        Section 9.7     Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement will be treated by the Parties as adjustments to the Purchase Price.

        Section 9.8     Exclusive Remedy. Other than as set forth in Section 10.7, the remedies provided in this Article IX will be the sole and exclusive remedies of the Parties for all disputes arising out of or relating to this Agreement or any Ancillary Document, and will supersede and replace all other rights and remedies that any of the Parties may have under any Law.

        Section 9.9     Mitigation. Each Party agrees to use commercially reasonable efforts to mitigate any Loss which forms the basis of a Claim hereunder.

ARTICLE X
MISCELLANEOUS

        Section 10.1     Notices. Any notice, request, instruction or other document to be given hereunder will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine if sent by facsimile.

If to the Seller:	General Dynamics OTS (Aerospace), Inc. c/o General Dynamics Corporation 2941 Fairview Park Drive, Suite 100 Falls Church, VA 22042-4513 Attention: David A. Savner Facsimile No.: (703) 876-3554

With a copy (which will not constitute notice) to:	Jenner & Block LLP One IBM Plaza Chicago, IL 60611-7603 Attention: John F. Cox Facsimile No.: (312) 840-7396

If to the Buyer:	Astronics Acquisition Corp. c/o Astronics Corporation 130 Commerce Way East Aurora, NY 14052 Attention: David C. Burney Facsimile No.: (716) 805-1286

With a copy (which will not constitute notice) to:	Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, NY 14203-2391 Attention: John B. Drenning Facsimile No.: (716) 849-0349

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

        Section 10.2     Expenses; No Offset. Except as expressly provided in this Agreement, each of the Buyer and the Seller, and their respective Affiliates, will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Neither Party may make any offset against amounts due to the other Party pursuant to this Agreement, the Ancillary Documents or otherwise.

        Section 10.3     Disclosure Schedules. The representations and warranties of the Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. The Seller will not be, nor will it be deemed to be, in breach of any such representations and warranties (and no claim will lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedules, or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business or the Purchased Assets, taken as a whole. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, together with appropriate cross references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in the Disclosure Schedules will apply to and will be deemed to be disclosed for the purposes of this Agreement generally. In the event that there is any inconsistency between this Agreement and matters disclosed in the Disclosure Schedules, information contained in the Disclosure Schedules will prevail and will be deemed to be the relevant disclosure.

        Section 10.4     Bulk Sales or Transfer Laws. The Buyer waives compliance by the Seller with the provisions of any bulk sales laws that may be applicable to the transactions contemplated by this Agreement.

        Section 10.5     Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that either Party may assign their rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary; provided, further, that if either Party makes any assignment referred to above, such Party will remain liable under this Agreement. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        Section 10.6     Amendment; Waiver. This Agreement may be amended by a written instrument executed and delivered by the Seller and the Buyer. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced.

        Section 10.7     Severability; Specific Performance. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Each Party acknowledges and agrees that the other Party may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached. Accordingly, each Party agrees that the other Party may be entitled, subject to a determination by a court of competent jurisdiction, to injunctive relief to prevent any such failure of performance or breach and to enforce specifically this Agreement and any of the terms and provisions hereof.

        Section 10.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

        Section 10.9     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

        Section 10.10     No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto, their respective successors and permitted assigns and the Buyer Indemnified Parties and the Seller Indemnified Parties under Article IX.

        Section 10.11     Entire Agreement. This Agreement and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

        Section 10.12     Exhibits and Schedules. The Exhibits and Disclosure Schedules attached to this Agreement are made a part of this Agreement as if set forth fully herein.

        Section 10.13     Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

        Section 10.14     Independence of Warranties and Representations. All representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

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        IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement on the date first written above.

GENERAL DYNAMICS OTS (AEROSPACE), INC.

By:	/s/ David A. Savner
David A. Savner
Vice President

ASTRONICS ACQUISITION CORP.

By:	/s/ Peter J. Gundermann
Name: Peter J. Gundermann
Title: President and CEO

GUARANTEE

The undersigned, ("Seller Guarantor"), as an inducement to the Buyer to enter into and perform this Agreement, hereby unconditionally and irrevocably guarantees the timely performance and/or timely payment, as the case may be (as, when and to the extent due), of all covenants and obligations of the Seller under or by virtue of this Agreement. The obligations of Seller Guarantor under this Guarantee are independent of the covenants and obligations of the Seller under this Agreement and a separate action or actions may be brought and prosecuted against Seller Guarantor to enforce this Guarantee. The undersigned hereby confirms the representations by the Seller in Sections 4.1, 4.2 and 4.3 of this Agreement only as they relate to the Seller Guarantor.

Dated: February 3, 2005	GENERAL DYNAMICS ORDNANCE AND TACTICAL SYSTEMS, Inc., a Virginia corporation

	By:	/s/ David A. Savner
David A. Savner
Vice President

GUARANTEE

The undersigned, ("Buyer Guarantor"), as an inducement to the Seller to enter into and perform this Agreement, hereby unconditionally and irrevocably guarantees the timely performance and/or timely payment, as the case may be (as, when and to the extent due), of all covenants and obligations of the Buyer under or by virtue of this Agreement. The obligations of Buyer Guarantor under this Guarantee are independent of the covenants and obligations of the Buyer under this Agreement and a separate action or actions may be brought and prosecuted against Buyer Guarantor to enforce this Guarantee. The undersigned hereby confirms the representations by the Buyer in Sections 5.1, 5.2 and 5.3 of this Agreement only as they relate to the Buyer Guarantor.

Dated: 3 Feb , 2005	ASTRONICS CORPORATION, a New York corporation

	By	/s/ Peter J. Gundermann
Name: Peter J. Gundermann
Title: President and CEO